MF Global Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda Tel 441-296-1274

MF Global Expects Record Volumes and Net Revenues for Fiscal Fourth Quarter 2008

Independent Consultants Report Preliminary Risk Review Findings

NEW YORK – April 18, 2008 – MF Global Ltd., (NYSE: MF), a leading broker of exchange traded futures and options, today announced preliminary volumes, revenues, adjusted pre-tax profit and customer assets for the 2008 fiscal fourth quarter ended March 31, 2008.

Total volumes for the fourth quarter are expected to range between 590 million and 600 million lots, an increase of approximately 37 to 39 percent year-over-year. Net revenues for the fiscal fourth quarter are expected to be in the range of $440 million to $460 million, up 17 to 21 percent from $376.6 million in the comparable fiscal 2007 quarter.

For the fourth fiscal quarter 2008, adjusted pre-tax profit is expected in the range of $75 million to $85 million, as compared to $66.9 million in the comparable fiscal 2007 quarter.1 The company expects a pre-tax loss on a GAAP basis for the fourth fiscal quarter to range from $55 million to $65 million primarily attributable to the recently reported bad debt provision.

“Despite some very challenging circumstances this quarter, we are extremely pleased that our volumes and revenues have remained strong and have exceeded levels set in the previous three quarters,” said Kevin Davis, chief executive officer, MF Global. “There is no better demonstration of our continued ability to grow our business than delivering net revenue growth in March on par with February. This is a testament to the strength of MF Global’s highly talented people and industry-leading franchise. I remain confident we will continue to build our business well into the future.”

Global client assets are expected in the range of $15.0 billion to $16.0 billion as of March 31, 2008, as compared to $15.8 billion reported in the comparable fiscal 2007 quarter and $19.5 billion as reported on December 31, 2007. More than 80 percent of the reduction in client assets from the third fiscal quarter was driven by net declines in the value of client positions and fiscal year end withdrawals of excess monies or funds. There has been minimal attrition in maintenance margin, which are the funds used by clients to conduct normal trading activity.

There is no absolute correlation between global client assets and volumes, revenues or profit. For example, in the fiscal year 2007, global client assets grew two percent while volumes grew 49 percent, net revenues grew 46 percent and adjusted net income grew 66 percent.

Mr. Davis continued, “We are currently experiencing net client asset inflows which demonstrate that our customers continue to seek MF Global’s services as our independence, deep liquidity, diversification and global access provide unparalleled market advantage. The MF Global franchise is performing well.”

[1]

Adjusted items are non-GAAP measures. Adjusted pre-tax profit excludes IPO-related costs, gains on exchange memberships, recently reported bad debt provision of $141.5 million and related costs and bonus reversals, legal settlements, cash flow hedge expense and stock compensation related to IPO awards.

MF Global’s undrawn committed liquidity facilities were $1.53 billion at March 31, 2008 as a result of a proactive pay down of bilateral agreements. The company had disclosed committed liquidity of approximately $1.4 billion on March 26, 2008. The company also stated that it is evaluating a wide range of financing alternatives in connection with its long-term capital structure.

MF Global expects to report fourth quarter and fiscal year-end 2008 financial results in the week of May 12.

Review of Unauthorized Trading And Risk Controls

Following MF Global’s announcement on February 28 that it was taking a bad debt provision of $141.5 million as a result of unauthorized trading by a broker operating out of a branch office in Memphis, Tenn., MF Global’s Nominating and Corporate Governance Committee commissioned two independent reviews by outside consulting firms highly regarded in their fields of expertise.

The first of these reviews, conducted by FTI Consulting, a technology specialist firm, assessed the proprietary order entry system used by the broker, Order Express, as well as the technology involved in the risk monitoring system employed to monitor trading activity and analyze the risk in customer accounts. The second review, conducted by Promontory Financial Group, a risk management specialist firm, is examining MF Global’s overall risk management and control infrastructure.

Both independent reviews are continuing and will include a thorough evaluation of other appropriate order entry systems used by MF Global, the vast majority of which are off-the-shelf third party vendor systems used throughout the industry. In addition, a thorough evaluation of risk management policies and procedures and trading operations globally is underway to assure MF Global utilizes industry best practices.

FTI and Promontory have provided MF Global with preliminary results and recommendations.

Order Entry Systems

Since February 28, MF Global has learned that an aspect of the Order Express entry system, which carried less than one percent of MF Global’s order flow, was not configured properly and therefore permitted the broker to trade through the system in excess of applicable limits. MF Global has remedied this by imposing buying power controls for brokers using this system. Similar buying power controls, long used in customer accounts on Order Express, have historically proven effective. FTI has performed extensive tests on the current controls in the Order Express system and confirmed that the system is effectively enforcing them.

“FTI conducted an in-depth analysis and rigorous testing of the trading controls in the Order Express system at MF Global. We are highly confident that the buying power controls, which have safely limited risk in customer accounts for years at MF Global, are now being applied to all customers and brokers trading through the system,” said Robert L. Brunner, senior managing director, FTI Consulting. “FTI has evaluated thousands of different test scenarios, and are confident that the condition that allowed the unauthorized trading has been eliminated.”

Risk Monitoring Process

To enhance its risk management policies and procedures, including those in the risk monitoring area, MF Global engaged Promontory to review firm-wide practices and to benchmark the company against industry best practices. Promontory has provided a list of preliminary recommendations to strengthen MF Global’s existing risk management monitoring and staffing, which the company has adopted and begun to implement.

Since the incident, the company has increased access, improved information and otherwise upgraded its risk monitoring systems and its alert notification systems. Additionally, MF Global has increased the number of on-site risk specialists in every company center around the world, assigning additional staff to duty in each center overnight and ensuring that all centers operating in daytime hours back up nighttime centers.

In addition, the risk management department at MF Global will be restructured. The company is actively recruiting for a new chief risk officer to be in charge of all risk areas of the company and to report directly to MF Global’s CEO.

“We are pleased that MF Global has responded positively to our preliminary recommendations to strengthen their risk management infrastructure and has already begun to implement those recommendations,” said Eugene A. Ludwig, CEO, Promontory Financial Group. “By doing so, we feel that the company has demonstrated its commitment to meeting the industry’s highest standards for risk management.”

Mr. Davis concluded, “MF Global entered this year with an excellent track record in risk management going back decades. We are confident this trading incident was an anomaly, that the underlying causes have been addressed and that Order Express is now more secure and operating effectively. Moreover, we have begun to improve our overall risk management infrastructure with the goal of continuing to be at the forefront of industry standards.”

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF), formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange- traded and over-the counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages six million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

FORWARD-LOOKING STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s filings with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces.

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Contacts:

Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com